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Exhibit 10(a)(3)

                              AMENDED AND RESTATED
                                (August 4, 1998)

                              UTILICORP UNITED INC.

                       ANNUAL AND LONG-TERM INCENTIVE PLAN

INTRODUCTION:                The following sets forth the Annual and Long-Term
                             Incentive Plan for UtiliCorp United Inc. which amends and restates the Annual Incentive Plan effective January 1, 1986 and expands it to include the Long-Term Incentive Plan, effective as of January 1, 1994. This Plan has been further amended effective February 3, 1998, and August 4, 1998.

(A)      PLAN PURPOSES

         The key purposes of the Plan are as set forth below.

         1. To encourage and reward both annual and long-term sustained performance above the level of performance that would be expected at a fully competent level, thereby enabling the Company to continue to provide outstanding service to its ratepayers and other customers while enhancing the value of the Company for its stockholders.

         2. Further, to provide competitive levels of cash compensation for key employees to assure the Company of the necessary talent for future success, and to directly link a significant portion of such compensation to those performance results most directly impacted by such key employees.

         3. Further, to permit the payment of a significant portion of the Plan awards on a deferred basis with appropriate vesting requirements to assist the Company in retaining the services of key employees and, by using Restricted Stock for such deferral, to enhance the ownership interest of key employees for the benefit of Company stockholders.

(B)      DEFINITIONS

         1. "Annual Award" shall mean the payment received annually by a Plan Participant whether paid in cash or shares of Restricted Stock as described in Section (F) below.

         2. "Award" shall mean the payment of an Annual Award or Long-Term
            Award.

         3. "Board" shall mean the Board of Directors of the Company.

         4. "Committee" shall mean the Compensation Committee of the Board.


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         5. "Company" shall mean UtiliCorp United Inc., and its divisions, subsidiaries and affiliated organizations approved for participation.
         6. "Designated Beneficiary" shall mean the person, or persons as elected by the Participant (or designated by the Company in the absence of such election) to receive any payments, whether in cash or shares of Restricted Stock due from the Plan in the event of a Participant's death.

         7. "Discretionary Annual Award" shall have the meaning described in Section (F), below.

         8. "Discretionary Annual Award Pools" shall have the meaning set out in Section (F), below.

         9. "Long-Term Award" shall mean the payment received hereunder, either in cash and/or shares of Restricted Stock following completion of a Long-Term Award Cycle.

         10. "Long-Term Award Cycle" shall mean a period of three or more consecutive calendar years during which cumulative Performance Awards are set.

         11. "Effective Date" shall mean January 1, 1994.

         12. "Participant" or "Plan Participant" shall mean a key managerial, professional or technical employee approved for Plan membership by the Board (or the Committee) with respect to any Plan Year.

         13. "Performance Goals" shall have the meaning set forth in Paragraphs
            (F) and (H) below.

         14. "Plan" shall mean the UtiliCorp United Inc. Annual and Long-Term Incentive Plan as described herein or amended hereafter.

         15. "Plan Year" shall mean January 1 through December 31, the calendar year, which corresponds with the Company's fiscal year.

         16. "Restricted Stock" shall mean shares of the Company's common stock awarded to Participants under the UtiliCorp United Inc. 1986 Stock Incentive Plan or any successor plan providing for the grant of Restricted Stock.

(C)      PLAN ADMINISTRATION

         1. The Company shall be responsible for the general administration of the Plan.


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         2. The Board or, at the Board's direction, the Committee shall be responsible for monitoring the ongoing use of the Plan and shall:

                  (a) review Company recommendations with respect to all
                      necessary actions;

                  (b) review Company recommendations for any amendments to the
                      Plan; and

                  (c) approve all Annual Awards and Long-Term Awards under the
                      Plan and monitor the use of Discretionary Annual Award Pools.

(D)      BOARD (OR COMMITTEE) POWERS

         1. The Board, acting upon the advice and counsel of the Committee, or the Committee itself if so empowered by the Board, shall have the following powers with respect to the Plan.

                  (a) Annual approval of: Participants; opportunity levels; the basis of Awards; and the method of payment for such Awards including the use and content of written agreements for Restricted Stock Awards.

                  (b) The right to review, amend, and authorize any Performance Goals or other factors used to determine Annual Awards, Long-Term Awards and the Discretionary Annual Award Pools for any division or unit of the Company as described in Section (F) below.

                  (c) The right to retroactively adjust any aspect of the Plan for an already completed or ongoing Plan Year if in the Board's (or Committee's) judgment significant events outside of the control of Plan Participants have occurred which require such adjustment if the Plan is to effectively serve its purposes.

                  (d) The right to receive an annual summary of all Awards paid for each Plan Year and pertinent information with respect to all Restricted Stock Awards, plus such other information as it may reasonably request.

                  (e) The right to amend or discontinue the Plan at any time if such action is deemed to be in the best interests of the Company, its ratepayers and its stockholders. In such event an appropriate and equitable resolution of Awards in the process of being earned during a Plan Year shall be made.

(E)      PLAN PARTICIPATION

         1. Each Plan Year all full-time employees shall be eligible to participate in the Plan with respect to the receipt of Discretionary Annual Awards pursuant to Section (F) below.


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         2.       With respect to Annual Awards and Long-Term Awards pursuant to
                  Section (F) below, participation shall be limited to those managerial, professional, or technical employees who are key employees approved for participation by the Committee.

         3. To the extent separate incentive arrangements are established for various divisions or units of the Company, participation may include the eligibility for an Annual Award or Long-Term Award from one or more of such separate arrangements as the Board (or Committee) may determine.

         4. Participation for an Annual Award or Long-Term Award in one Plan Year does not automatically qualify an employee for participation in subsequent years nor does participation in a separate incentive arrangement for one division or unit automatically qualify an employee for participation in any other such arrangements.

         5. Subject to special action by the Board (or Committee) pursuant to subsection (6) below, participation for otherwise eligible employees whose status changes during a Plan Year shall be determined by the Chief Executive Officer of the Company, in accordance with the following.

                  (a) VOLUNTARY TERMINATION OF EMPLOYMENT, OR TERMINATION AT THE REQUEST OF THE COMPANY. In such event a Participant shall forfeit all rights to any Award from the Plan for the Plan Year in which such termination occurs.

                  (b) DEATH, RETIREMENT, OR TOTAL DISABILITY. In such event a Participant (or his or her estate) shall be entitled to a pro-rata Award, if any, for the Plan Year in which such event occurs.

                           (i) Such Awards shall be determined when all other Awards are determined for the applicable Plan Year.

                           (ii) "Pro-rata" shall mean the Award for the entire Plan Year multiplied by a fraction the numerator of which is the Participant's days of full-time active employment (counting any days on short-term disability or salary continuation) during the Plan Year and denominator of which is 365.

                           (iii) "Total Disability" shall mean the date of commencement of payments under the Company's long-term disability plan applicable to the Participant.


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                           (iv)     "Retirement" shall mean the cessation of
                                    active employment and the effective date of normal, later, or early Retirement under the Company's retirement or pension plan applicable to the Participant but not a termination of employment with vested rights under any such plan.

                  (c) HIRE OR PROMOTION DURING A PLAN YEAR. Provided such event occurs within the first nine months of any Plan Year participation may be authorized for a pro-rata Annual Award or Long-Term Award subject to Board (or Committee) approval with respect to the opportunity levels and Performance Goals.

                  Actions taken by the Chief Executive Officer of the Company in accordance with the above do not require Board (or Committee) approval.

         6. Based upon the recommendation of the Company the Board (or Committee) may authorize actions other than those set forth in subsection (5) above to address unusual circumstances.

         7. Regardless of any other provision of the Plan a Participant whose personal, individual, performance for any Plan Year is determined to be unsatisfactory shall forfeit all rights to an Award for such Plan Year. This determination shall be made by the Chief Executive Officer of the Company with respect to employees not assigned to a specific unit or division and by the chief executive officer of the Participant's division or unit in all other cases, subject to the approval of the Chief Executive Officer of the Company.

(F)      TYPES OF AWARDS

         1. There are three types of Awards payable under the Plan: a Annual Award, a Long- Term Award and a Discretionary Annual Award.

         2. Annual Awards and Long-Term Awards are available only to key employees specifically approved as eligible for such Awards and payment with respect thereto shall be based on the achievement of specific Performance Goals established for each Participant.

                  (a) Performance Goals may be set for the Company as a whole, for each division or unit, or for individual performance criteria.

                  (b) Such Performance Goals can be established on the basis of specific numeric standards (e.g. return on net assets) or as one or more objectives or results for which performance achievements shall be determined on a discretionary, subjective basis by an appropriate individual, subject to Section (H), below.


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                  (c)      For any Plan Year the Annual Award or Long-Term Award
                           for any Participant shall have a set maximum amount, expressed as a percentage of annual salary and/or a dollar amount, as approved by the Board (or Committee); and set Award amounts may also be established at other performance levels such as threshold and par with or without provision for pro-ration.

                  (d) Specific Board (or Committee) approval is required annually for the payment of Awards.

                  (e) As approved by the Board (or Committee) for any Plan Year the Annual Award or Long-Term Award payable MAY be subject to either or both of the criteria set forth below.

                           (i) A "STOCKHOLDER (OR CORPORATE) PROTECTION TRIGGER" which establishes a minimum level of performance, or other action (e.g. the distribution of a level of dividends), which must be achieved before any Awards are payable for a Plan Year.

                           (ii) A "RATEPAYER PROTECTION FEATURE" which establishes a schedule of absolute or relative performance relating to the quality or cost of service provided by the Company (or division or unit) against which actual results will be compared for the Plan Year with the resulting comparison used to modify, or eliminate, Total Awards otherwise payable for such Plan Year.

                  (f) Each Participant approved for an Award shall receive a written description of his or her opportunity and applicable Performance Goals.

         3. "Discretionary Awards" are available to any full-time employee of the Company except the Chief Executive Officer of the Company.

                  (a) Such Discretionary Awards shall be payable from a Discretionary Award Pool established annually for each division or unit and the sum of such Awards for the employees in any unit or division for any Plan Year cannot exceed the pool approved by the Board (or Committee) for such division or unit. The pool established for employees not assigned to a division or unit shall be used for any Discretionary Award payable to the respective chief executive officers of the Company's participating divisions or units. The minimum Discretionary Award, if any, is $500 and the maximum Discretionary Award is ten percent of the employee's then existing annual base salary rate.


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                  (b)      Discretionary Awards shall be determined subjectively
                           by the chief executive officer or each division or unit, subject to the approval of the Chief Executive Officer of the Company and shall be used to recognize outstanding individual performance, the accomplishment of a specific task in an exemplary manner, or for individuals who made an inordinately significant contribution to overall divisional, unit or Company-wide results.

                  (c) The total Discretionary Award Pool authorized for any division or unit need not be spent for any Plan Year. Unallocated Pool funds are not carried forward for subsequent Plan Years.

(G)      PAYMENT OF AWARDS

         1.       Discretionary Awards shall be payable in cash.

         2. Annual Awards and Long-Term Awards shall be payable in cash, Restricted Stock, or any combination thereof as approved by the Board (or Committee) for any individual Participant in any Plan Year; provided that payment in the form of Restricted Stock shall be approved by the Committee.

(H)      COMPLIANCE WITH SECTION 162(M) REQUIREMENTS.

         Subject to the discretion of the Board (or the Committee) to determine that it would be in the best interests of the shareholders to do otherwise, the Plan shall at all times be administered to ensure that any Award under the Plan to the Company's Chief Executive Officer and the four highest compensated officers (determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934) (each a "Covered Employee") will be tax deductible. In furtherance of this goal, with respect to Awards payable under the Plan for Covered Employees, the Performance Goals established by the Committee may vary from one Covered Employee to another, and will be limited to certain business criteria measured by one or more of the following: revenues, units sold, operating income, operating company contribution, cash flow, income before taxes, net income, earnings available per share, return on equity, return on assets, Economic Value Added (EVA) or total return to stockholders, whether applicable to the Company or any relevant subsidiary or business unit, or combination thereof, as the Committee may deem appropriate, or any of the above goals as compared to the performance of a published or special index deemed appropriate by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies. The criteria selected by the Committee shall include a minimum performance standard below which no payments will be made and a maximum performance level above which no increased payment will be made. Notwithstanding the foregoing, in no event may any Performance Goals be established which would


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         permit a Covered Employee to receive a single Annual Award or a
         Long-Term Award of more than 400% of such Covered Employee's base annual compensation as of January 1 for the year in which an Award is paid. No payment of any Award may be made to any Covered Employee unless the material terms of the Performance Goal under which the compensation is to be paid have been approved by shareholders of the Company and the Committee has certified in writing that the Performance Goals and any other material terms of the Award were in fact satisfied.

(I)      MISCELLANEOUS AND ADMINISTRATIVE PROVISIONS

         1. All Participants shall be entitled to receive a copy of the Plan and any amendments made subsequent to its Effective Date.

         2. The Plan shall be binding upon and inure to the benefit of the Participants (and their personal representatives), the Company and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

         3. All amounts used for Plan purposes shall be rounded to the nearest whole dollar.

         4. Awards whether in cash or Restricted Stock shall not be subject to assignment, pledge, lien, or encumbrances of any kind.

         5. Participation in the Plan does not guarantee employment by the Company.

         6. Awards shall not be used for any purposes for any employee benefit plan of the Company.

         7. The Plan shall be interpreted under the laws of the State of Missouri.